Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
November 30, 2005	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Plans Bar Processing Facility

FORT WAYNE, INDIANA, November 30, 2005 – Today Steel Dynamics, Inc. (NASDAQ:STLD) announced plans to expand operations at its Bar Products mill in Pittsboro, Indiana, adding various downstream finishing operations for its SBQ (special-bar-quality) steel bars. The additional processing capabilities will provide essential processes and services that have been requested by SDI’s growing SBQ customer base.

Construction of a new $18-million facility, which will be erected on property adjacent to the Pittsboro mill, will begin this fall. The facility will have an annual capacity to process 160,000 tons of bar steel and is expected to begin operations in March 2006. Processing operations will include turning, polishing, straightening, chamfering, and precision saw-cutting. In addition, non-destructive testing services will be available, including eddy current, flux leakage and ultrasonic inspection. When in full operation, the processing facility is expected to include heat-treating capabilities and will employ about 55 people.

Glenn Pushis, Vice President and General Manager of the Bar Products Division, said, “Since our start-up at the Pittsboro mill at the beginning of 2004, we have developed our custom-engineered steelmaking capabilities to the point where our customers are requiring value-added processing. The addition of these new processing services to our Pittsboro mill further enhances our ability to focus on high quality carbon and alloy SBQ bars. As we pursue future OEM contract business, we will now be able to compete more effectively, offering more options to help satisfy our customers’ requirements.”

The State of Indiana, through the Indiana Economic Development Corporation (IEDC), will provide support and assistance for this expansion through training grants and tax incentives.  The Town of Pittsboro will provide support and assistance for this expansion through property tax abatements.

“The expansion of existing companies is a great indicator of Indiana’s growing economy and a great win for our state,” said Patricia R. Miller, Indiana Secretary of Commerce and chief executive of the IEDC. “The Steel Dynamics expansion will provide additional job opportunities for Hoosiers in this community. This is a great day as our economic recovery is just beginning.  In turn though, we need many more announcements like this all over Indiana creating more opportunities for Indiana’s workforce.”

SDI’s Bar Products Division produces engineered carbon and alloy SBQ round steel bars (1-inch to 9-inch diameter) and round-cornered squares (2-½ inch to 8 inch) used in a variety of industrial and automotive applications. In 2004, its inaugural year, the Pittsboro mill shipped about 315,000 tons and plans to ship nearly 400,000 tons in 2005. The mill currently has a workforce of approximately 300.

Forward Looking Statements

This press release contains predictive statements about future events, including the construction and operation of new bar finishing facilities, the successful marketing of finished bar products, and financial benefits expected to accrue to the company as a result.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564